Exhibit 99.1

NEWS RELEASE

GP Strategies Acquires PerformTech, Inc.

Expanding Expertise in Government Custom Courseware Development

Elkridge, MD, January 4, 2010 – GP Strategies Corporation (NYSE: GPX), announced that its principal operating subsidiary, global performance improvement solutions provider General Physics Corporation, has acquired PerformTech, Inc., a provider of custom courseware development and other training services primarily for the U.S. government. GP Strategies anticipates that PerformTech will have revenue of approximately $15 million for the year ending December 31, 2009 and that the acquired business will be accretive to earnings-per-share in 2010. GP utilized a portion of the net proceeds of the $20,000,000 private placement by Sagard Capital Partners, L.P. that closed on December 30, 2009.

PerformTech, located in Alexandria, Virginia, is a leading developer of custom training solutions, with a significant presence supporting federal government priorities including border security, anti-terrorism, and highway engineering.  PerformTech leverages its extensive past performance, proprietary development tools, and technical expertise in needs analysis, curriculum development (classroom and web-based), and training delivery to address clients’ mission critical needs in less time and at a better value.

GP Strategies believes that the combination of PerformTech with GP’s current federal government services, such as the GoLearn program and first responder training, offers the combined company significant opportunities to provide services beyond the scope of work that each could provide separately.  Katie Moran and Emma Lopo-Sullivan, the President and Executive Vice President, respectively, and co-founders of PerformTech, will remain with the company and become officers of General Physics Corporation.

Katie Moran stated, “PerformTech is thrilled by the opportunity to offer our clients a broader range of training services including LMS hosting, SharePoint application development and Help Desk support and to increase our presence in the commercial sector as part of the GP Team.” Emma Lopo-Sullivan stated, “We are very excited about the future. PerformTech has found a perfect fit with GP whose focus is exactly the same as ours: to establish long-term partnerships with our clients, as we provide them with the highest quality custom training and stellar customer service.”

Scott Greenberg, Chief Executive Officer of GP Strategies, stated, “We continue to pursue selective acquisitions of businesses that broaden our service and product offerings, deepen our capabilities, diversify our client mix and allow us to expand within the federal government.  We believe that PerformTech’s capabilities, combined with GP’s experience, complement our ability to deliver learning services. The delivery of training services to U.S. government agencies is undergoing substantial growth and the acquisition of PerformTech will greatly enhance GP’s ability to participate in this area.”

KippsDeSanto & Co. acted as exclusive financial advisor to PerformTech in this transaction.

Investor Call

The Company has scheduled an investor conference call for 10:00 a.m. ET on Tuesday, January 5, 2010. In addition to prepared remarks from management, there will be a question and answer session on the call. The dial-in numbers for the live conference call are 888-633-3324 or 973-935-8549, using conference ID number 49207820. A telephone replay of the call will also be available beginning at 11:00 a.m. on January 5th and will remain available through midnight on January 19th. To listen to the replay, dial 800-642-1687 or 706-645-9291, using conference ID number 49207820.

To learn more about PerformTech, Inc., visit http://www.performtech.com/.

About GP

GP is the principal operating subsidiary of GP Strategies Corporation (NYSE: GPX).  GP is a global performance improvement solutions provider of sales and technical training, e-Learning solutions, management consulting and engineering services.  GP’s solutions improve the effectiveness of organizations by delivering innovative and superior training, consulting and business improvement services, customized to meet the specific needs of its clients.  Clients include Fortune 500 companies, manufacturing, process and energy industries, and other commercial and government customers.  Additional information may be found at http://www.gpworldwide.com.

We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934.  These statements reflect our current expectations concerning future events and results.  We use words such as “expect,” “intend,” “believe,” “may,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking.  These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project.  For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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CONTACTS:

Scott N. Greenberg	Sharon Esposito-Mayer	Jamie Coffey
Chief Executive Officer	Chief Financial Officer	Director, Communications
410-379-3640	410-379-3636	443-255-3400